Exhibit 10.4

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT FOR COASTAL FINANCIAL CORPORATION
2018 OMNIBUS INCENTIVE PLAN
Brandon Soto (the “Participant” or “you”) is hereby granted a performance-based restricted stock unit award (the “Award”) by Coastal Financial Corporation pursuant to the Coastal Financial Corporation 2018 Omnibus Incentive Plan, as amended (the “2018 Plan”). The Award is subject to the terms and conditions of the 2018 Plan and this Performance-Based Restricted Stock Unit Award Agreement, including the attached Terms and Conditions (“Award Agreement”). Capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings assigned to such terms in the 2018 Plan.

1.    Number of Shares Subject to Your Award:

15,000 shares of Common Stock (“Shares”), subject to adjustment pursuant to the 2018 Plan.
2.    Grant Date:    October 1, 2025

Unless sooner vested in accordance with Section 1 (including Section 1(b)(ii)(B) which identifies conditions for vesting on each anniversary of the Grant Date) or Section 3 of the Terms and Conditions or otherwise in the discretion of the Committee, this Award of performance- based restricted stock units (“PSUs”) will vest on the fourth anniversary of the Grant Date (the “Vesting Date”) based on the achievement of the performance conditions set forth in Section 1(b)(ii)(A) and Section 1(b)(ii)(B) of the Terms and Conditions and provided that the Participant is still employed by the Company on the Vesting Date. The period between the Grant Date and the Vesting Date shall be referred to as the “Vesting Period.”

[signature page follows]

IN WITNESS WHEREOF, Coastal Financial Corporation, acting by and through the Committee, has caused this Award Agreement to be executed as of the Grant Date set forth above.
COASTAL FINANCIAL CORPORATION

BY:

Accepted by Participant:

Date: 10/7/25

TERMS AND CONDITIONS
1.    Grant and Vesting Conditions.
(a)    Grant Date and Number of Shares. The Grant Date and number of Shares underlying your Award are stated on page 1 of this Award Agreement.
(b)    Vesting Conditions. The Award is subject to both time-based and performance- based vesting conditions, both of which must be met in order for any PSUs to vest pursuant to the Award.
(i)    Time-Based Vesting Condition. Subject to Section 3 below, you must remain continuously employed with the Company through the Vesting Date, or the applicable anniversary of the Grant Date, in order to satisfy the time-based vesting condition applicable to the Award.
(ii)    Performance-Based Vesting Condition. All 15,000 of the PSUs shall be earned and eligible to vest based on the achievement of the stock price performance-based vesting condition described in Section 1(b)(ii)(A) below (the “Stock Price PSUs”). Any Stock Price PSUs that become earned and eligible to vest in accordance with this Section 1(b)(ii) shall vest on the sooner of (i) any anniversary of the Grant Date prior to the Vesting Date, according to Section 1(b)(ii)(B) below, or (ii) Vesting Date subject to your continued employment with the Company through the Vesting Date or the applicable anniversary of the Grant Date, except as provided in Section 3 below. Any PSUs that are not earned and eligible to vest as of the Vesting Date shall be forfeited as of such date. As an example, if 5,000 Stock Price PSUs are earned and eligible to vest as of October 1, 2026 (the first anniversary of the Grant Date), then those 5,000 Stock Price PSUs shall be deemed vested on October 1, 2026. If an additional 5,000 Stock Price PSUs became earned and eligible to vest on December 1, 2026, then those additional 5,000 Stock Price PSUs shall be deemed vested on October 1, 2027 (the second anniversary of the Grant Date).
A.    Stock Price Condition.
Stock Price PSUs will be earned and eligible to vest based on the Company’s highest publicly traded stock price (based on closing price) that is sustained for a period of no less than sixty (60) continuous trading days (the “Highest Sustained Stock Price”) during the Vesting Period, as set forth in the chart below (provided that the Highest Sustained Stock Price achievement levels specified in the chart below shall be subject to adjustment by the Committee consistent with Section 5(c) of the Plan upon the occurrence of any event described in Section 5(c) of the Plan):

Highest Sustained Stock Price	Number of Stock Price PSUs Earned and Eligible to Vest
Less than $149.32	0
$149.32	5,000
$149.33 to $186.36	(a) 5,000, plus (b) the product of (i) 5,000 and (ii) a fraction, the numerator of which is the Highest Sustained Stock Price less $149.32, and the denominator of which is $186.36 less $149.32.
$186.37 to $224.53	(a) 10,000, plus (b) the product of (i) 5,000 and (ii) a fraction, the numerator of which is the Highest Sustained Stock Price less $186.36, and the denominator of which is $224.53 less $186.36.
Equal to or greater than $224.53	15,000

B.    Annual Vesting.
Stock Price PSUs that become earned and eligible to vest prior to the Vesting Date will vest on each anniversary of the Grant Date during the Retention Period (that is, on October 1, 2026; October 1, 2027; October 1, 2028; and October 1, 2029), subject to the following vesting timelines:
a.    Any Stock Price PSUs that become earned and eligible to vest between October 1, 2025, and September 30, 2026 (the “First- Year PSUs”) shall vest in four equal tranches on October 1, 2026; October 1, 2027; October 1, 2028; and October 1, 2029. For example, if the First-Year PSUs total 6,000 PSUs, then these 6,000 First-Year PSUs will vest as follows: 1,500 on October 1, 2026; 1,500 on October 1, 2027; 1,500 on October
1, 2028, and 1,500 on October 1, 2029.
b.    Any Stock Price PSUs that become earned and eligible to vest between October 1, 2026, and September 30, 2027 (the

“Second-Year PSUs”) shall vest in three equal tranches on October 1, 2027; October 1, 2028; and October 1, 2029. For example, if the Second-Year PSUs total 3,000 PSUs, then these 3,000 Second-Year PSUs will vest as follows: 1,000 on October 1, 2027; 1,000 on October 1, 2028, and 1,000 on
October 1, 2029.
c.    Any Stock Price PSUs that become earned and eligible to vest between October 1, 2027, and September 30, 2028 (the “Third- Year PSUs”) shall vest in two equal tranches on October 1, 2028, and October 1, 2029. For example, if the Third-Year PSUs total 2,000 PSUs, then these 2,000 Third-Year PSUs will vest as follows: 1,000 on October 1, 2028, and 1,000 on
October 1, 2029.
d.    Any Stock Price PSUs that become earned and eligible to vest between October 1, 2028, and September 30, 2029 (the “Fourth-Year PSUs”) shall vest on the Vesting Date. For example, if the Fourth-Year PSUs total 2,000 PSUs, then these 2,000 Fourth-Year PSUs will vest on the Vesting Date (that is, October 1, 2029).
2.    Restrictions. Your Award is subject to the following restrictions:
(a)    Alienation. Performance-Based Restricted Stock Units may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.
(b)    Termination of Employment. If your employment with the Company terminates prior to the Vesting Date for any reason other than as set forth in Section 3 hereof, then the Award shall not vest and you will forfeit all of your rights, title and interest in any unvested portions of this Award as of your termination date.
3.    Treatment Upon Death, Disability or Change of Control.
(a)    Death or Disability. Upon termination of your employment with the Company by reason of death or Disability (as defined below), any PSUs that become earned and eligible to vest in accordance with Section 3(a)(i) below shall vest on the date of your termination of employment.
(i)    Stock Price PSUs. The number of Stock Price PSUs that shall become earned and eligible to vest shall be calculated based on the Highest Sustained Stock Price achieved after the Grant Date but prior to the termination date, and such number shall be pro-rated based on the fraction obtained by dividing the number of full months worked from the Grant Date through the termination date by 48.

“Disability” shall have the meaning set forth in the Employment Agreement, dated as of October 1, 2025, by and among you, the Company and Coastal Community Bank, as may be amended from time to time (the “Employment Agreement”).
(b)    Change of Control. If there is a Change of Control prior to the Vesting Date, any PSUs that become earned and eligible to vest in accordance with Section 3(b)(i) below shall vest (1) on the Vesting Date, subject to your continued employment through such date, or (2) if earlier and subject to your compliance with the release agreement requirement set forth in Section 5(g) of the Employment Agreement and your ongoing compliance with your obligations in Section 6 of the Employment Agreement, on the date as of or following a Change of Control that your employment is terminated without Cause or for Good Reason (as such terms are defined in your Employment Agreement), or (3) if determined by the Board, and so long as no penalty tax would result under Section 409A (as defined below), on any other date as of or following a Change of Control that is earlier than the dates in the foregoing clauses (1) and (2), subject to your continued employment through such earlier date.
(i)    Stock Price PSUs. In determining the number of Stock Price PSUs that shall become earned and eligible to vest, the Highest Sustained Stock Price shall be equal to the per share consideration payable to the Company’s stockholders in the Change of Control.
4.    Regulatory Requirements.
(a)    The Committee reserves the right to adjust executive incentive-based compensation, including this Award and any payment thereunder, downward for excessive risk taking that develops from your management actions and/or inactions as demonstrated, documented, or reported through internal audits, examinations, outside ratings providers, reviews, and risk assessments. The Committee may use an approach like the CAMELS ratings system used by regulators when reviewing and determining whether the Company and/or Coastal Community Bank (the “Bank”) is being exposed to excessive or reckless levels of risk that would warrant a reduction in incentive-based compensation, including this Award and any payment thereunder.
(b)    Notwithstanding anything to the contrary in this Award Agreement, the vesting and settlement of this Award shall be conditioned upon the Company and the Bank being continuously “well-capitalized” (as such term is defined in 12 CFR § 225.2(r)(1) and (r)(2)(i), respectively) for the period commencing on the Grant Date and ending on the Vesting Date; provided that if the Company and the Bank fail to be “well-capitalized” for a period of 30 days or less, such failure shall not constitute a breach of the foregoing condition.
(c)    The parties agree that any payments under this Award Agreement are subject to and conditioned upon their compliance (if required) with the provisions of 12

U.S.C. § 1828(k) and implementing rules thereunder (including 12 C.F.R. Part 359) restricting certain “golden parachute and indemnification payments” as such laws and regulations may hereafter be amended from time to time (the “FDIC Compensation Restrictions”), and that notwithstanding any other provisions of the 2018 Plan and this Award Agreement, the Company shall in no case be obligated to make any payment to the Participant that would be impermissible under the FDIC Compensation Restrictions.
(d)    The Company or its successors retain the legal right to demand the return of any “golden parachute” payments from the Participant in the event that it shall be determined, by legal process or by order of the Company’s federal regulator(s) that the Participant:
(i)    has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Company that has had or is likely to have a material adverse effect on the Company; or
(ii)    is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Company or any FDIC insured depository institution subsidiary of the Company; or
(iii)    has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Company; or
(iv)    has violated or conspired to violate section 215, 656, 657, 1005, 1006,
1007, 1014, 1032, or 1344 of title 18 of the United States Code, or section 1341 or 1343 of such title affecting a federally insured financial institution as defined in title 18 of the United States Code.
(e)    The Company and its successors-in-interest further retain the legal right to demand the return by the Participant of incentive compensation paid to the Participant, including under the Award, within the fifteen (15) months prior to such demand (or any longer period of time required by applicable law) pursuant to the terms of any compensation “clawback” or recoupment policy of the Company applicable to similarly-situated employees of the Company (as may be amended from time to time and as may hereafter be adopted) or required to comply with applicable law.
5.    Delivery of Shares. The Company shall issue to you the number of Shares equal to the number of PSUs that vest on the Vesting Date, or any the anniversary of the Grant Date, as applicable, in accordance with the terms hereof and the 2018 Plan no later than twenty
(20) days following the Vesting Date or the anniversary of the Grant Date, as applicable. Any PSUs that vest in accordance with Section 3(a) upon termination of your employment with the Company by reason of death or Disability shall be settled no later than twenty (20) days following your termination date. Any PSUs that vest in accordance with Section 3(b) on your termination without Cause or for Good Reason following a Change of Control, or that vest on an earlier date as determined by the Board, shall be settled no later than sixty (60) days following the date your employment is terminated without Cause or for Good Reason or such earlier vesting date that is determined by the Board, as applicable.
6.    No Voting and Dividend Equivalent Rights. You have no voting or dividend rights with respect to the Award unless and until you receive a distribution of Shares. No dividend equivalents will be paid on the Award.
7.    No Right of Continued Employment. Nothing in this Award Agreement will interfere with or limit in any way the right of the Company to terminate your employment at any time, nor confer upon you any right to continue in the employ of the Company.
8.    Taxes. The vesting and settlement of the Award shall be subject to applicable taxes and withholding.
9.    Section 409A. This Award Agreement and the Award granted hereunder shall be interpreted to be compliant with or exempt from the requirements of Section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (collectively, “Section 409A”). If the Award is subject to Section 409A and payment is due upon a termination of employment or service, payment shall be made only if such termination constitutes a “separation from service” as defined under Treas. Reg.
§ 1.409A-1(h). If the Award is subject to Section 409A and payment is due on account of a Change of Control, no Change of Control shall be deemed to have occurred with respect to the Award unless and until such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas.
Reg. § 1.409A-3(i)(5). In all cases, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with the Award (including any taxes and penalties under Section 409A), and neither the Committee, the Company nor any of the Company’s affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.
10.    Plan Incorporated. The terms contained in the 2018 Plan are incorporated into and made a part of this Award Agreement and this Award Agreement shall be governed by and construed in accordance with the 2018 Plan.
11.    Successors. This Award Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Award Agreement and the 2018 Plan.
12.    Severability. If any one or more of the provisions contained in this Award Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included in this Award Agreement.

13.    Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:
Coastal Financial Corporation Attention: Chairman of the Board PO Box 12220
Everett, WA 98206

or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address as then currently on file with the Company, or at any other address that you provide in a written notice to the Company.

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